Argentex receives first Mineral Resource Estimate for Pinguino; recommendation for preliminary economic assessment (PEA) and new exploration program

Vancouver, B.C., September 14, 2009 -- Argentex Mining Corporation (TSX-V: ATX, OTCBB: AGXM) is pleased to announce that it has received the initial mineral resource estimate for its 100% owned polymetallic Pinguino property in Santa Cruz province, Argentina.

This estimate is based on a total of 258 drill holes, totaling 29,149 meters (95,633 feet) of HQ core drilling, and 55 surface trenches, all completed between 2004 and 2008. 11,911 drill and trench samples were used from nine steeply dipping veins exposed on surface and the majority analyzed for gold, silver, lead, zinc and indium1. This estimate is based on less than all of the 269 drill holes, 311 trenches and the 15 drill tested veins on the Pinguino property to date. Five of these veins - Marta Centro, Marta Este, Marta Sur, Marta Norte and Yvonne - provided sufficient drill density for the creation of an indicated mineral resource. Mineralization peripheral to the area of high drill hole density was combined with more widely spaced drilling from the four other veins modeled to compile the inferred resource.

1 753 Samples collected during the first phase of drilling in 2005 were analyzed only for gold and silver and not for lead, zinc and indium.

Table 1: Summary of Pinguino property Mineral Resources at a 50 g/t AgEq 3 (Silver Equivalent) cutoff

Category	Tonnes > Cutoff	Grade > 50 g/t AgEq [3] Cutoff
	(tonnes)	Ag (g/t)	Au (g/t)	Pb (%)	Zn (%)	In (g/t)	AgEq [3] (g/t)
Indicated	7,320,000	32.54	0.253	0.49	1.47	16.26	169.64
Inferred	35,400,000	22.47	0.210	0.40	1.09	8.89	123.63

The mineral resources are reported within a defined volume and at various silver equivalent cutoff grades as presented in tables 2 and 3, below. Due to the multiple veins involved with differing mineralogy in the various veins, a silver equivalent cutoff would better represent the relative metal grades of the veins in a polymetallic system. For this calculation 36 month rolling monthly average price data was collected from Kitco for gold and silver, MinorMetals for Indium and Indexmundi for zinc and lead. A silver equivalent grade has been calculated from the combined gold, silver, zinc, lead and indium grades2,3.

“These are exciting results and they confirm our confidence in Pinguino” said Ken Hicks, P.Geo., President of Argentex. “Our independent engineers have recommended a preliminary economic assessment study as well as a comprehensive new exploration program to test geophysical and geochemical targets at Pinguino. We believe this new exploration program can add to the property’s existing potential.”

The grade distribution for each variable of silver, zinc, indium, lead and gold were examined with the use of lognormal cumulative probability plots. In each case multiple overlapping lognormal populations were observed. In most cases the highest population was considered erratic high grade and therefore a cap was set to reduce the population.

The following tables display indicated and inferred mineral resource estimates for the Pinguino property based upon various silver equivalent cutoffs.

Table 2: Pinguino – Indicated Mineral Resource using AgEq 3 (Silver Equivalent) Cutoff

Cutoff	Tonnes > Cutoff	Grade > Cutoff
(AgEq [3] g/t)	(tonnes)	Ag (g/t)	Au (g/t)	Pb (%)	Zn (%)	In (g/t)	AgEq [3] (g/t)
10.0	10,180,000	26.28	0.214	0.37	1.10	12.19	130.71
20.0	9,510,000	27.64	0.225	0.40	1.18	13.02	138.92
30.0	8,890,000	28.83	0.232	0.42	1.26	13.84	146.85
40.0	8,150,000	30.43	0.241	0.45	1.35	14.90	156.87
50.0	7,320,000	32.54	0.253	0.49	1.47	16.26	169.64
60.0	6,540,000	34.78	0.263	0.53	1.60	17.75	183.23
70.0	5,840,000	37.16	0.275	0.57	1.74	19.34	197.54
80.0	5,230,000	39.49	0.283	0.62	1.87	21.01	211.89

Table 3: Pinguino – Inferred Mineral Resource using AgEq 3 (Silver Equivalent) Cutoff

Cutoff	Tonnes > Cutoff	Grade > Cutoff
(AgEq [3] g/t)	(tonnes)	Ag (g/t)	Au (g/t)	Pb (%)	Zn (%)	In (g/t)	AgEq [3] (g/t)
10.0	53,330,000	17.76	0.177	0.30	0.79	6.77	93.71
20.0	51,640,000	18.17	0.180	0.31	0.82	6.96	96.26
30.0	47,510,000	19.12	0.188	0.33	0.88	7.40	102.39
40.0	41,710,000	20.55	0.198	0.36	0.97	8.04	111.76
50.0	35,400,000	22.47	0.210	0.40	1.09	8.89	123.63
60.0	30,400,000	24.40	0.222	0.43	1.21	9.64	134.90
70.0	24,980,000	27.36	0.237	0.47	1.35	10.51	150.02
80.0	20,590,000	30.70	0.249	0.52	1.51	11.35	165.99

2 Canadian Institute of Mining (“CIM”) definitions were followed for Mineral Resource estimation and classification. As defined, Mineral Resources do not have demonstrated economic viability and Indicated Resources have a higher degree of confidence than do Inferred Resources. The Mineral Resources fall within a volume or shell defined using long term metal price estimates of US

$795.45/oz for gold, $13.83/oz for silver, $1.14/lb for zinc, $0.92/lb for lead and spot price of $465 per kilogram for indium.

3 Silver equivalent calculation uses a 36 month rolling price average. London gold and Silver were determined from the PM price fix in USD. Zinc and lead average prices were calculated from 36 month rolling averages, International Monetary Fund dataset. Indium does not have a world fixed price but trades on the spot market. Indium prices quoted are current spot prices.

The Silver Equivalent (AgEq) calculation is as follows:

AgEq = Ag(g/t) + (Au g/t * 25.57 / 0.44) + (Pb % * 20.282 / 0.44) + (Zn % * 25.132 / 0.44) + (In g/t * 0.465 / 0.44)

Note.  Indium mineralogy is dominated by solid solution with sphalerite. Indium is recovered in the smelting of zinc concentrates. At this time no metallurgy has been completed on Pinguino, so for the purpose of creating the Silver Equivalent, the study assumes 100% recovery. Actual recoveries will undoubtedly be lower. In addition to presenting the individual metal grades, we have used the Silver Equivalent in an effort to simplify the presentation of all variables in a grade tonnage table that allows for metal zonation and demonstrates the scope of the mineralized system. The most likely cut-off grade for this deposit is not known at this time and must be confirmed by the appropriate economic studies. The estimation of Mineral Resources may be materially affected by environmental, permitting, legal, title, taxation, sociopolitical, marketing, and other relevant issues.

SI metric units are used as the basis for this study; however Imperial units are sometimes used in the mining industry therefore conversion factors are provided: 31.103481 grams in one troy ounce, one metric tonne = 1000 kilograms = 2204.6 pounds, 1% =22.046 pounds, one meter = 3.28 feet, one hectare = 2.471 acres

The resource estimate was prepared by Gary Giroux, MASc., P.Eng., of Giroux Consultants Ltd (“Giroux”). Robert Morris, P.Geo., of Moose Mountain Technical Services, an independent Qualified Person as defined by Canada’s National Instrument 43-101, has reviewed and approved the contents of this release. A technical report providing details of the estimate will be filed on Sedar (www.sedar.com) within 45 days.

The majority of the drill and trench rock samples were analyzed by Acme Analytical Labs in Chile and Vancouver with the remainder being analyzed by Alex Stewart (Assayers) Argentina in Mendoza, Argentina. Both companies conduct comprehensive QA/QC evaluations of their laboratory operations and Argentex carried out its own independent QA/QC program.

About Pinguino

Argentex’s Pinguino property is located in Argentina’s Patagonia region, within the Deseado Massif of Santa Cruz province. The 2006 discovery of silver-indium-zinc-lead-gold mineralization at Pinguino marked a major exploration milestone for the company. This was the first discovery of its kind in the region, unique in that it contains both silver-gold and indium-enriched base-metal mineralization. This mineralization is contained in multiple zones that remain open-ended along strike and to depth. Since 2006, exploration of base-metal-rich targets has expanded beyond the initial discoveries at Marta Centro and Yvonne and now encompasses 15 drill-tested veins from more than 47 veins mapped on the property to date. Argentex has drilled a total of 269 holes at Pinguino for a total of 30,028 meters (98,517 feet).

Indium, a significant component of Argentex’s polymetallic discovery at Pinguino, is used in flat-panel (LCD, plasma) displays, and in leading-edge thin-film solar cell technology.

Pinguino is easily accessible, situated approximately 400 meters (1,312 feet) above sea level in low-relief topography. An existing system of all-weather roads provides year-round access to the property.

The majority of mineralized zones at Pinguino lie along the strike of the northwest-trending Tranquilo trend, which is a dominant northwest trending regional fault structure cutting the approximately 24,710-acre (10,000-hectare) property.

ABOUT ARGENTEX:

Argentex Mining Corporation is a Delaware corporation. It is a junior mining company in the exploration stage with significant holdings in the Patagonia region of Argentina. It holds an undivided 100% interest in the mineral rights to the Pinguino property. In total, the company owns 100% mineral rights to more than 35 properties with approximately 307,981 acres (124,636 hectares) of prospective land located in the Santa Cruz and Rio Negro provinces of Argentina. Shares of Argentex common stock trade under the symbol AGXM on the OTCBB and on the TSX Venture Exchange under the symbol ATX.

Exploration on the Pinguino property is being conducted under the supervision of Mr. Kenneth Hicks, P.Geo., Argentex's President and a Qualified Person as defined by Canada’s National Instrument 43-101. Mr. Hicks has read and approved the contents of this release and as part of company management, he is not considered independent of the issuer.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

FURTHER INFORMATION:

Ken Hicks, President

Argentex Mining Corporation

604-568-2496 (Vancouver) or 1-866-594-7687 Toll free

info@argentexmining.com

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analysis and on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Forward-looking statements in this news release include statements about the company’s belief that the proposed new exploration program can add to the existing potential of the Pinguino property and its projection that a technical report providing details of the estimate will be filed on Sedar (www.sedar.com) within 45 days. Actual results may differ materially from those currently anticipated due to a number of factors beyond the Company’s control. These risks and uncertainties include, among other things, competition for qualified personnel and risks that are inherent in Argentex's operations including the risk that the Company may not find any minerals in commercially feasible quantity or raise funds sufficient to prosecute its exploration plans. These and other risks are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Cautionary note to U.S. investors: The terms "indicated mineral resource", and "inferred mineral resource" used in this news release have been adopted by the Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Mineral Reserves. Use of these terms in disclosure is recognized and at times required by the Canadian Securities Administrator’s National Instrument 43-101, Standards of Disclosure for Mineral Projects ("NI 43-101"), the Securities and Exchange Commission does not recognize them. U.S. investors are cautioned that mineral resources that are not mineral “reserves” do not have demonstrated economic viability and there can be no assurance that any part of a mineral deposit included in the measured and indicated categories will ever be converted into a reserve. "Inferred mineral resources" in particular have a great amount of uncertainty as to their economic feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. NI 43-101 provides that estimates of “inferred mineral resources” cannot form the basis of feasibility or other economic studies. U.S. investors are cautioned not to assume that any part or all of an inferred mineral resource exists, or is economically or legally mineable.